Exhibit 10.1

[Execution Version]

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of September 25, 2026 (the “Agreement Date”), by and among CID HoldCo, Inc., a Delaware corporation (the “Buyer”), BladeRanger Ltd. (TASE: BLRN), an Israeli company (“BladeRanger”), Envoy Technologies, Inc., a Delaware corporation (the “Company”). The Buyer, the Sellers (as herein defined) and the Company are referred to herein each as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, BladeRanger is the record and beneficial owner of 135 shares of common stock of the Company, constituting 100% of the outstanding capital stock of the Company;

WHEREAS, [* * *] is the holder of a $12,500,000 convertible promissory note issued by the Company (the “Envoy Convertible Note”), which Envoy Convertible Note is convertible into shares representing not less than 20% of the outstanding common stock of the Company immediately prior to the Closing;

WHEREAS, immediately prior to the Closing, the Envoy Convertible Note shall convert into shares of common stock of the Company representing 20% of the Company’s outstanding common stock;

WHEREAS, following conversion of the Envoy Convertible Note, the Buyer desires to purchase all of the outstanding capital stock of the Company from BladeRanger and, subject to [* * *] execution of the Joinder Agreement, [* * *] on the terms and conditions set forth herein;

WHEREAS, as consideration for the purchase of the Company Shares (as defined below), the Buyer shall issue to BladeRanger shares of Common Stock and Series C Convertible Preferred Stock and, subject to [* * *] execution of the Joinder Agreement, shall issue to [* * *] Series C Convertible Preferred Stock as set forth herein (the “Envoy-Side Shares”);

WHEREAS, the Buyer is issuing the Envoy-Side Shares in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended, and/or Rule 506 of Regulation D; and

WHEREAS, the Buyer, BladeRanger and the Company desire to consummate the transactions contemplated by this Agreement and the other Transaction Documents (collectively, the “Contemplated Transactions” or the “Acquisition”) on the terms and subject to the conditions set forth herein.

Certain information indicated by [***] has been excluded from this Exhibit 10.1 because it is not material.

NOW, THEREFORE, IN CONSIDERATION of the mutual representations, warranties and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1.

DEFINITIONS

1.1 Definitions

In addition to the terms defined elsewhere in this Agreement: (a) capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Certificate of Designation (as defined herein), and (b) the following terms have the meanings set forth in this Section 1.1:

“Action” shall have the meaning given such term in Section 3.1(j).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Agreement Date” shall have the meaning given such term in the preamble.

[* * *] means [* * *]

“[* * *] SPA” means that certain Stock Purchase Agreement, dated as of June 5, 2026, by and between [* * *] and the Company, pursuant to which [* * *] acquired shares of common stock of the Company and the Envoy Convertible Note.

“Board of Directors” means the board of directors of the Buyer or any authorized committee thereof.

“Business Day” means any day other than Saturday, Sunday, any day which is a federal legal holiday in the United States or any other day on which commercial banks in the City of New York, New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions.

“Buyer” shall have the meaning set forth in the preamble.

“Buyer Indemnified Parties” shall have the meaning given such term in Section 4.17(a).

“Certificate of Designation” means the Certificate of Designation of Series C Convertible Preferred Stock, to be filed prior to the Closing by the Buyer with the Secretary of State of Delaware, in the form to be mutually agreed by the Buyer and BladeRanger at or prior to the Closing.

“Change of Control” means any of the following: (i) any Person or group of Persons (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than the Sellers or their respective Affiliates, become the beneficial owner of more than 50% of the total voting power of all then-outstanding securities of the Buyer entitled to vote generally in the election of directors; (ii) the consummation of a merger or consolidation of the Buyer with or into any other entity, unless the Buyer’s stockholders immediately prior to such merger or consolidation hold more than 50% of the total voting power of the surviving entity; or (iii) the sale, lease, exchange or other disposition of all or substantially all of the Buyer’s assets.

“Closing” shall have the meaning given such term in Section 2.2.

Certain information indicated by [***] has been excluded from this Exhibit 10.1 because it is not material.

“Closing Date” shall have the meaning given such term in Section 2.2.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock of the Buyer, par value $0.0001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Company” shall have the meaning set forth in the preamble.

“Company Shares” means 135 shares of common stock of the Company outstanding as of the Agreement Date.

“Contemplated Transactions” shall have the meaning given such term in the recitals.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the Series C Preferred Stock in accordance with the terms of the Certificate of Designation.

“Deductible” shall have the meaning given such term in Section 4.17(c).

“Disclosure Schedules” means the Disclosure Schedules of the Sellers and the Company delivered concurrently herewith.

“Envoy Convertible Note” means that certain convertible promissory note in the original principal amount of $12,500,000 issued by the Company to [* * *], which note shall convert into shares representing 20% of the Company’s outstanding common stock immediately prior to the Closing.

“Envoy-Side Shares” means an aggregate of 10,833,333 shares of Common Stock (calculated on an as-converted, fully diluted basis), consisting of (i) 233,543 shares of Common Stock, (ii) 8,433,123 shares of Series C Preferred Stock issuable to BladeRanger, and (iii) 2,166,667 shares of Series C Preferred Stock issuable to [* * *] (subject to [* * *] execution of the Joinder Agreement in accordance with Section 2.1(b)).

“Envoy Stockholders Agreement” means the Stockholders’ Agreement of the Company, dated as of July 22, 2026, by and among the Company, BladeRanger and the other parties thereto, as may be amended or modified from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Statements” shall have the meaning given such term in Section 3.1(h).

“Fraud” means actual and intentional common law fraud under Delaware law committed by a Party in the making of an express representation or warranty contained in this Agreement, and shall not include constructive fraud, equitable fraud, negligent misrepresentation or any other fraud-based claim that does not require proof of actual knowledge and intent to deceive. For purposes of any claim against BladeRanger, Fraud shall mean Fraud committed by BladeRanger’s Chief Executive Officer or Chief Financial Officer, acting in such capacity on behalf of BladeRanger, with actual knowledge of the falsity of the applicable representation or warranty and with the intent to deceive the party relying thereon, and no Fraud or other conduct of the Company or any officer, director, employee, agent or other representative of the Company shall be imputed to BladeRanger.

“Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) (Organization), Section 3.1(b) (Authorization), Section 3.1(e) (Capitalization), Section 3.1(f) (Title to Shares), Section 3.1(o) (Tax Status), Section 3.2(a) (Organization), Section 3.2(b) (Authorization), Section 3.2(d) (Capitalization), and Section 3.2(e) (Issuance of Securities).

Certain information indicated by [***] has been excluded from this Exhibit 10.1 because it is not material.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision.

“H Capital Convertible Note” means that certain unsecured convertible promissory note, dated September 10, 2026, issued by the Buyer to H Capital Ventures Management Consultancies Co. LLC, in the original principal amount of $550,000.

“Intellectual Property Rights” shall have the meaning given such term in Section 3.1(k).

“Joinder Agreement” means a joinder agreement in a form mutually agreed upon by the Parties at or prior to the Closing.

“Liens” means a lien, charge, pledge, security interest, encumbrance, right of first refusal, or preemptive right.

“Losses” means any and all losses, claims, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses).

“LHT Settlement” means the settlement pursuant to that certain Settlement Agreement dated September 15, 2026, between the Buyer’s subsidiaries and LHT I, LLC, involving the issuance of 2,815,506 shares of Common Stock in exchange for the cancellation of approximately $1,086,785.29 of indebtedness.

“Material Adverse Effect” means (a) as to the Company, (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, or (ii) any event, occurrence, fact, condition or change that is materially adverse to the business, results of operations, financial condition or assets of the Company, taken as a whole; and (b) as to the Buyer, (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, or (ii) any event, occurrence, fact, condition or change that is materially adverse to the business, results of operations, financial condition or assets of the Company and the Subsidiaries, taken as a whole; provided, that none of the following, alone or in combination, shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Material Adverse Effect of the Buyer under this clause (b): (A) a change, effect, development or circumstance to the extent arising or resulting from a change in the market price or trading volume of the Common Stock, (B) general conditions applicable to the economy of the United States or foreign economies in general, including changes in interest rates and tariffs, (C) any act of God, natural disaster or extreme weather conditions or any epidemics, pandemics, disease outbreaks, or other public health emergencies, (D) acts of terrorism or war (whether or not declared) occurring prior to, on or after the Agreement Date, (E) conditions generally affecting the industry in which the Company operates, (F) any changes in applicable laws or accounting rules (including GAAP) occurring after the date hereof, or (G) the public announcement, pendency or performance of the Contemplated Transactions.

“Material Contract” shall have the meaning given such term in Section 3.1(n).

“Material Permits” shall have the meaning given such term in Section 3.1(l).

“Outside Date” means October 6, 2026, or such later date as the Parties may agree in writing.

“Permitted Liens” means (i) Liens for taxes not yet due and payable or being contested in good faith by appropriate proceedings; (ii) Liens of mechanics, warehousemen, carriers, workmen, repairmen or other similar Liens; (iii) all covenants, conditions, restrictions (including zoning), easements, charges, rights-of-way, and other Liens that do not materially impair the use of the property; (iv) non-exclusive licenses of intellectual property entered into in the ordinary course of business; and (v) other Liens that do not materially impair the use or value of the property.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Pre-Closing Liabilities” means any liabilities of the Company arising out of or relating to events, circumstances, acts or omissions occurring prior to the Closing.

“Preferred Stock” means the shares of Series C Convertible Preferred Stock of the Buyer.

“Proceeding” means an action, suit, investigation or proceeding (including, without limitation, an informal investigation or partial proceeding, such as a deposition), that is commenced or, to the knowledge of the applicable party, threatened in writing, before or by any court, arbitrator, governmental, or administrative agency or regulatory authority.

“Reference Price” means $6.00 per share of Common Stock.

“Registrable Securities” means the Conversion Shares issued or issuable upon conversion of the Series C Preferred Stock, the shares of Common Stock issued at the Closing, and the shares of Common Stock issuable upon conversion of the H Capital Convertible Note, until such time as such securities have been sold pursuant to an effective Registration Statement or are eligible for resale under Rule 144 without volume or manner-of-sale limitations.

“Registration Rights Agreement” means the Registration Rights Agreement, dated on or about the date hereof, in the form to be mutually agreed by the Buyer and BladeRanger at or prior to the Closing, pursuant to which the Buyer will agree to provide certain registration rights in respect of the Registrable Securities.

“Registration Statement” means a registration statement on Form S-1, or Form S-3, as applicable, filed with the Commission providing for the resale of the Registrable Securities.

“Regulation D” means Regulation D promulgated under the Securities Act.

“Required Approvals” shall have the meaning given such term in Section 3.1(d).

“Rule 144” means Rule 144 promulgated under the Securities Act, or a successor rule thereof.

“SEC Reports” shall have the meaning given such term in Section 3.2(f).

“Securities” means the shares of Common Stock, the Series C Preferred Stock, and the Conversion Shares issued or issuable under this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” means either of the Sellers individually.

“Sellers” means BladeRanger and, from and after [* * *] execution of the Joinder Agreement to this Agreement, [* * *], each in their capacity as a seller of Shares and recipient of Securities hereunder.

Notwithstanding anything herein to the contrary, prior to [* * *] execution of the Joinder Agreement, (i) no reference in this Agreement to the “Sellers,” a “Seller” or the “Parties” shall be deemed to include [* * *], (ii) [* * *] shall have no rights or obligations under this Agreement, and (iii) no covenant, representation, warranty, condition or other provision of this Agreement shall be binding upon [* * *]. From and after [* * *] execution of the Joinder Agreement, [* * *] shall constitute a Seller and a Party solely on the terms set forth herein and in the Joinder Agreement.

“Seller Indemnified Parties” shall have the meaning given such term in Section 4.17(b).

“Series C Blocker” means the limitation on conversion of the Series C Preferred Stock to not more than 19.99% of the outstanding shares of Common Stock (including the shares of Common Stock issued to BladeRanger at the Closing and shares issuable upon conversion of the H Capital Convertible Note) as of the date of issuance.

“Series C Preferred Stock” means Series C Convertible Preferred Stock, par value $0.0001 per share, of the Buyer, having a stated value of $6.00 per share, issuable pursuant to this Agreement on the terms set forth in the Certificate of Designation.

“Shares” means the outstanding shares of capital stock of the Company to be acquired by the Buyer at the Closing, consisting of the Company Shares and the shares issuable upon conversion of the Envoy Convertible Note.

“Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act.

“Stockholder Approval” means the approval by the stockholders of the Buyer as may be required by the applicable rules and regulations of the Trading Market, including Nasdaq Listing Rules 5635(a), (b) and (d), in connection with the issuance of shares of Common Stock pursuant to this Agreement, the issuance of shares of Common Stock upon conversion of the Series C Preferred Stock and the H Capital Convertible Note, and pursuant to any equity line of credit entered into in connection with the Closing.

“Subsidiary” means any corporation, partnership, limited liability company or other legal entity in which the Company directly or indirectly owns or controls more than fifty percent (50%) of the voting power or economic interests.

“Term Sheet” means that certain Binding Summary of Principal Terms dated as of September 14, 2026 by and among the Buyer, BladeRanger and the Company.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, or the OTC Markets (or any successors to any of the foregoing).

“Transaction Documents” means this Agreement, the Certificate of Designation, the Registration Rights Agreement, the Voting Agreement, all exhibits and schedules thereto and hereto, and any other documents or agreements executed by all or any of the Parties in connection with the Contemplated Transactions.

Certain information indicated by [***] has been excluded from this Exhibit 10.1 because it is not material.

“Transfer Agent” means Continental Stock Transfer & Trust Company, or such other transfer agent as the Buyer may appoint from time to time.

“Voting Agreement” means that certain Voting and Support Agreement, in the form to be mutually agreed by the Buyer and BladeRanger at or prior to the Closing, pursuant to which certain stockholders agree to vote in favor of the Stockholder Approval proposals.

“White Lion ELOC” means that certain equity line of credit with White Lion Capital, LLC pursuant to that certain Common Stock Purchase Agreement, dated April 17, 2026, between the Buyer and White Lion Capital, LLC.

“Yorkville SEPA” means that certain Standby Equity Purchase Agreement to be entered into by and between the Buyer and YA II PN, Ltd. providing for up to a $50,000,000 standby equity purchase facility.

ARTICLE 2.

PURCHASE AND SALE

2.1 Purchase and Sale of the Shares

(a) Upon the terms and subject to the conditions set forth herein, at the Closing, BladeRanger shall sell, convey, assign, transfer and deliver to the Buyer, and the Buyer shall purchase and acquire from BladeRanger, all of BladeRanger’s right, title and interest in and to the Company Shares (together with all rights appurtenant thereto), free and clear of all Liens (other than restrictions under the Securities Act or this Agreement or the Transaction Documents), in exchange for the issuance by the Buyer to BladeRanger of the following consideration:

(i) 233,543 shares of Common Stock; and

(ii) 8,433,123 shares of Series C Preferred Stock.

(b) Subject to [* * *] execution of the Joinder Agreement and upon the terms and subject to the conditions set forth herein, at the Closing, [* * *] shall sell, convey, assign, transfer and deliver to the Buyer, and the Buyer shall purchase and acquire from [* * *], all of [* * *] right, title and interest in and to the shares of common stock of the Company issued to [* * *] upon conversion of the Envoy Convertible Note immediately prior to the Closing (together with all rights appurtenant thereto), free and clear of all Liens (other than restrictions under the Securities Act or this Agreement or the Transaction Documents), in exchange for the issuance by the Buyer to [* * *] of 2,166,667 shares of Series C Preferred Stock. For the avoidance of doubt, as of the date of this Agreement, [* * *] does not hold any shares of common stock of the Company and is not a Seller nor a Party to this Agreement, and [* * *] shall have no obligations under, and shall not be entitled to any Securities or other consideration pursuant to, this Agreement unless and until [* * *] executes the Joinder Agreement. From and after the date [* * *] executes a Joinder Agreement, [* * *] shall become a Seller and a Party to this Agreement and shall make the representations and warranties expressly applicable to [* * *] and shall be entitled to the rights and subject to the covenants and other obligations expressly applicable to [* * *] hereunder, and obligated under the covenants and other obligations under this Agreement from and after the date of such execution, in each case from and after the date of such execution and subject to the terms and limitations set forth herein and in the Joinder Agreement.

Certain information indicated by [***] has been excluded from this Exhibit 10.1 because it is not material.

(c) The aggregate consideration to be issued by the Buyer in connection with the transactions contemplated by Section 2.1(a) and Section 2.1(b) shall consist of a total of 10,833,333 Envoy-Side Shares, valued at $65,000,000 based on the Reference Price of $6.00 per share of Common Stock.

2.2 Closing

The closing of the transactions contemplated hereby (the “Closing”) shall take place remotely by electronic transfer of the applicable Closing documentation on the date that is two (2) Business Days after the satisfaction or waiver of the conditions to Closing set forth in Section 2.5 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at such time), or on such other date as the Buyer and BladeRanger may mutually agree in writing (the date on which the Closing actually occurs, the “Closing Date”). In no event shall the Closing occur later than the Outside Date.

2.3 Pre-Closing Conversion of Envoy Convertible Note

Immediately prior to the Closing, the Envoy Convertible Note will convert in accordance with its terms into shares of common stock of the Company representing 20% of the outstanding common stock of the Company (after giving effect to such conversion). The Company and BladeRanger shall use commercially reasonable efforts to take the actions reasonably necessary to effectuate the conversion of the Envoy Convertible Note prior to the Closing, and shall deliver to the Buyer evidence of such conversion reasonably satisfactory to the Buyer.

2.4 Deliverables

(a) Buyer Deliverables. On or prior to the Closing Date as set forth below, the Buyer shall deliver or cause to be delivered to BladeRanger and, subject to [* * *] execution of the Joinder Agreement, [* * *] the following:

(i) on the date hereof, this Agreement duly executed by the Buyer;

(ii) not later than the Closing, the Certificate of Designation, filed with the Secretary of State of the State of Delaware, and a filed copy thereof;

(iii) as of the Closing, a certificate evidencing the good standing of the Buyer in the State of Delaware issued by the Secretary of State of the State of Delaware as of a date within ten (10) days of the Closing Date;

(iv) as of the Closing, a certificate, in the form reasonably acceptable to BladeRanger, duly executed by the Chief Executive Officer or Chief Financial Officer of the Buyer and dated as of the Closing Date, (1) confirming the satisfaction of the closing conditions set forth in Section 2.5(b), (2) that there have been no amendments nor any rescission of the resolutions of the Board of Directors, or a committee thereof, and the certificate of incorporation and bylaws of the Buyer, as previously delivered to BladeRanger, other than the filing of the Certificate of Designation, and (3) attaching a copy of resolutions of the Board of Directors authorizing the Buyer’s execution, delivery, and performance of this Agreement and the other Transaction Documents;

(v) as of the Closing, a copy of the irrevocable instructions delivered by the Buyer to the Transfer Agent, in the form and substance reasonably satisfactory to BladeRanger and the Transfer Agent, instructing the Transfer Agent to issue the applicable Securities in book-entry form in the names of BladeRanger and, subject to [* * *] execution of the Joinder Agreement, [* * *] (or either of their designees), as applicable;

Certain information indicated by [***] has been excluded from this Exhibit 10.1 because it is not material.

(vi) as of the Closing, evidence that the Buyer has filed the Listing of Additional Shares notification with the Trading Market for the transactions contemplated by this Agreement;

(vii) as of the Closing, the Registration Rights Agreement duly executed by the Buyer; and

(viii) as of the Closing, the Voting Agreement duly executed by the Buyer and its shareholders identified on Schedule 2.4(a).

(b) Sellers Deliverables. On or prior to the Closing Date as set forth below, BladeRanger and the Company shall deliver or cause to be delivered to the Buyer the following, and, from and after [* * *] execution of the Joinder Agreement, [* * *] shall deliver the items expressly applicable to [* * *]:

(i) on the date hereof, this Agreement duly executed by BladeRanger and the Company;

(ii) as of the Closing, stock certificates or other instruments of transfer representing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank, in proper form for transfer to the Buyer;

(iii) as of the Closing, evidence, reasonably satisfactory to the Buyer, that the Envoy Convertible Note has been converted in accordance with Section 2.3;

(iv) as of the Closing, a certificate evidencing the formation and good standing of the Company in the State of Delaware issued by the Secretary of State of the State of Delaware as of a date within ten (10) days of the Closing Date;

(v) as of the Closing, a certificate, in the form reasonably acceptable to the Buyer, duly executed by an authorized officer of BladeRanger and an authorized officer of the Company and, solely with respect to the representations, warranties, covenants and obligations applicable to [* * *] from and after its execution of the Joinder Agreement, an authorized officer of [* * *], confirming the satisfaction of the closing conditions set forth in Section 2.5(a);

(vi) as of the Closing, certificates of Israeli counsel confirming that all required Israeli and Tel Aviv Stock Exchange approvals have been obtained;

(vii) as of the Closing, the Registration Rights Agreement duly executed by the Sellers;

(viii) as of the Closing, the Voting Agreement duly executed by the Sellers; and

(ix) as a condition to the Closing, the Joinder Agreement to this Agreement duly executed by [* * *].

2.5 Closing Conditions

(a) Buyer Closing Conditions. The obligations of the Buyer hereunder in connection with the Closing are subject to the following conditions being met, any one or more of which may be waived by the Buyer in writing:

(i) the accuracy in all material respects (or, to the extent representations or warranties are qualified by materiality or Material Adverse Effect, in all respects) when made and on and as of the Closing Date of the representations and warranties of BladeRanger and the Company and, from and after [* * *] execution of the Joinder Agreement, [* * *], in each case to the extent applicable to such Person, contained herein (unless as of a specific date therein in which case they shall be accurate in all material respects (or, to the extent representations or warranties are qualified by materiality or Material Adverse Effect, in all respects) as of such date);

Certain information indicated by [***] has been excluded from this Exhibit 10.1 because it is not material.

(ii) all obligations, covenants and agreements of BladeRanger and the Company and, from and after [* * *] execution of the Joinder Agreement, [* * *], in each case to the extent applicable to such Person, required to be performed at or prior to the Closing Date shall have been performed in all material respects or waived;

(iii) there shall have been no Material Adverse Effect with respect to the Company since the Agreement Date;

(iv) no judgment, writ, order, injunction, award or decree of or by any court, judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any Governmental Authority, shall have been issued, and no action or proceeding shall have been instituted by any Governmental Authority, enjoining or preventing the consummation of the Contemplated Transactions;

(v) all required Israeli and Tel Aviv Stock Exchange approvals shall have been obtained, as evidenced by a certificate of Israeli counsel;

(vi) the Envoy Convertible Note shall have been converted in accordance with Section 2.3;

(vii) the delivery by the Company and the Sellers, as applicable, of the items set forth in Section 2.4(b); and

(viii) [* * *] shall have executed the Joinder Agreement such that [* * *] is a Seller and is a Party to this Agreement and shall have endorsed its stock certificates or other instruments transferring all Shares registered in its name (or the name of its designee); provided that BladeRanger and the Company shall use commercially reasonable efforts (which shall include, without limitation, exercising the drag-along or other rights and remedies of BladeRanger or the Company under the Envoy Stockholders Agreement or the Envoy Convertible Note) to facilitate [* * *] execution and delivery of the Joinder Agreement, and the failure of [* * *] to execute and deliver the Joinder Agreement, notwithstanding such efforts, shall not, in and of itself, constitute a breach of this Agreement by BladeRanger or the Company or give rise to any liability of BladeRanger or the Company hereunder.

(b) Seller Closing Conditions. The obligations of the Sellers hereunder in connection with the Closing are subject to the following conditions being met, any one or more of which may be waived by BladeRanger in writing:

(i) the accuracy in all material respects (or, to the extent representations or warranties are qualified by materiality or Material Adverse Effect, in all respects) when made and on and as of the Closing Date of the representations and warranties of the Buyer contained herein (unless as of a specific date therein in which case they shall be accurate in all material respects (or, to the extent representations or warranties are qualified by materiality or Material Adverse Effect, in all respects) as of such date);

(ii) all obligations, covenants and agreements of the Buyer required to be performed at or prior to the Closing Date shall have been performed in all material respects or waived;

Certain information indicated by [***] has been excluded from this Exhibit 10.1 because it is not material.

(iii) the Certificate of Designation shall have been filed with the Secretary of State of the State of Delaware and a filed copy shall have been delivered to the Sellers;

(iv) the Securities to be issued at the Closing shall have been duly authorized and, upon issuance, shall be validly issued, fully paid and non-assessable;

(v) the Voting Agreement shall have been executed and delivered by the Buyer and the shareholders listed on Schedule 2.4(a) hereto;

(vi) no judgment, writ, order, injunction, award or decree of or by any court, judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any Governmental Authority, shall have been issued, and no action or proceeding shall have been instituted by any Governmental Authority, enjoining or preventing the consummation of the Contemplated Transactions;

(vii) no stop order, suspension of trading, or, other than as disclosed in the SEC Reports, delisting or threatened delisting notice shall have been issued or, to the knowledge of the Buyer, threatened in writing by the Trading Market with respect to the Common Stock; and

(viii) the delivery by the Buyer of the items set forth in Section 2.4(a).

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Sellers and the Company

BladeRanger and the Company, jointly and severally, hereby represent and warrant to the Buyer as of the date hereof and as of the Closing Date (except where a representation speaks as of a specific date), subject to such exceptions as are disclosed in the Disclosure Schedules, as follows:

(a) Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

(b) Authorization; Enforcement. The Company has all requisite corporate power and authority to enter into and perform its obligations under each of the Transaction Documents to which it is a party. The execution, delivery and performance by the Company of each Transaction Document to which it is a party has been duly authorized by all necessary corporate action on the part of the Company, and no further corporate action is required. Each Transaction Document to which the Company is a party has been (or, when executed and delivered, will be) duly executed and delivered by the Company, and constitutes (or, when executed and delivered, will constitute) the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies, or by other equitable principles of general application (the “Enforceability Exceptions”).

(c) No Conflicts. The execution, delivery and performance by the Company and the Sellers of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not:

(i) conflict with or result in a violation of any provision of the Company’s certificate of incorporation or bylaws or other organizational documents;

(ii) subject to the Required Approvals, conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company is a party or by which it or its properties or assets are bound; or

(iii) subject to the Required Approvals, result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment, injunction or decree applicable to the Company or by which any of its properties or assets are bound or affected, except, in the case of this clause (iii), as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(d) Filings, Consents and Approvals. No consent, waiver, authorization or order of, or filing, registration or qualification with, any court or other federal, state, local or foreign governmental authority or other Person is required for the execution, delivery and performance by the Company and the Sellers of the Transaction Documents, except for:

(i) any filings required to be made under the Transaction Documents;

(ii) such approvals as may be required by the Israeli Innovation Authority and the Tel Aviv Stock Exchange (“TASE”);

(iii) the filing of a Nasdaq listing application with respect to the shares of Common Stock issuable upon conversion of the Series C Preferred Stock;

(iv) the filing of a Form D with the Securities and Exchange Commission and applicable state securities or “blue sky” filings; and

(v) the filing of the Certificate of Designation with the Secretary of State of the State of Delaware.

The items set forth in clauses (ii) through (v) above are collectively referred to herein as the “Required Approvals.”

(e) Capitalization. As of the date hereof, the Company’s authorized capital stock consists of 60,000,000 shares of common stock, par value $0.001 per share, of which 135 shares are issued and outstanding and 10,000,000 shares of preferred stock, par value $0.001. All outstanding shares of the Company’s common stock have been validly issued and are fully paid and non-assessable, free of preemptive rights, and were issued in compliance with all applicable securities laws. Except for the Envoy Convertible Note held by [* * *], there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of the Company’s capital stock, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares of capital stock or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, any shares of the Company’s capital stock. The Envoy Convertible Note is convertible into shares representing twenty percent (20%) of the Company’s outstanding common stock upon conversion. Other than as set forth on Schedule 3.1(e), there are no preemptive rights, anti-dilution adjustments, rights of first refusal, co-sale rights, voting agreements, registration rights, or similar rights with respect to the Company’s capital stock. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of its capital stock or to provide funds to, or make any investment in, any other Person.

Certain information indicated by [***] has been excluded from this Exhibit 10.1 because it is not material.

(f) Title to Shares. BladeRanger is the record and beneficial owner of 135 shares of the Company’s common stock (the “Company Shares”), representing one hundred percent (100%) of the issued and outstanding shares of capital stock of the Company. BladeRanger has good and valid title to the Company Shares, free and clear of all Liens (other than Permitted Liens and restrictions under applicable securities laws). There is no agreement, arrangement, option, warrant, call, right or commitment of any character to which BladeRanger is a party relating to the pledge, disposition or voting of any of the Company Shares, and there is no agreement, arrangement or commitment of any character obligating BladeRanger to grant, issue or sell any of the Company Shares. BladeRanger has full right, power and authority to sell, assign, transfer and deliver the Company Shares to the Buyer hereunder. Upon delivery of the Shares at the Closing, the Buyer will acquire good and valid title to the Shares, free and clear of all Liens (other than Permitted Liens and restrictions under applicable federal and state securities laws). The Shares represent all of the equity interests of the Company and there are no other outstanding equity interests, options, warrants or convertible securities of the Company, other than the Envoy Convertible Note, which will be converted prior to or simultaneously with the Closing.

(g) [* * *] SPA and Envoy Convertible Note. True, correct and complete copies of the [* * *] SPA and the Envoy Convertible Note have been provided to the Buyer. As of the Closing, the Envoy Convertible Note will have been converted into shares of the Company’s common stock representing twenty percent (20%) of the Company’s outstanding common stock as of immediately prior to the Closing. Neither the [* * *] SPA nor the Envoy Convertible Note has been amended, modified, supplemented or waived in any respect.

(h) Financial Statements; Absence of Undisclosed Liabilities.

(i) The Company has delivered to the Buyer the Company’s unaudited financial statements for the fiscal years ended December 31, 2024 and December 31, 2025, and the interim period ended July 31, 2026 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, and fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as of the dates and for the periods indicated therein, subject, in the case of the interim financial statements, to normal year-end adjustments and the absence of notes.

(ii) The Company has no liabilities or obligations except: (i) those which are adequately reflected or reserved against in the Financial Statements, and (ii) those which have been incurred in the ordinary course of business since July 31, 2026 and which are not material in amount.

(i) Absence of Certain Changes. Since July 31, 2026, except as specifically contemplated by the Transaction Documents or as set forth on Schedule 3.1(i), the Company has operated in the ordinary course of business in all material respects and there has not been (i) a Material Adverse Effect or (ii) any event, occurrence, fact, condition or change that is materially adverse to the ability of BladeRanger to consummate the transactions contemplated hereby or could reasonably be expected to result in a Material Adverse Effect.

Certain information indicated by [***] has been excluded from this Exhibit 10.1 because it is not material.

(j) Litigation. Except as set forth on Schedule 3.1(j), there are no claims, actions, suits, investigations or other legal proceedings (“Actions”) pending or, to the knowledge of BladeRanger or the Company, threatened against or by the Company affecting any of its properties or assets (or by or against BladeRanger or any Affiliate thereof and relating to the Company). Except as set forth on Schedule 3.1(j), there are no outstanding Governmental Orders against, relating to or affecting the Company or any of its properties or assets.

(k) Intellectual Property.

(i) The term “Intellectual Property” means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (A) trademarks, service marks, trade names and similar indicia of source or origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (B) copyrights and all registrations and applications for registration thereof; (C) trade secrets and know-how; (D) patents and patent applications; (E) internet domain name registrations; and (F) other intellectual property and related proprietary rights.

(ii) Schedule 3.1(k)(ii) lists all issued patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration and internet domain name registrations owned by the Company. Except as set forth in Schedule 3.1(k)(ii), the Company owns and has good and valid title to (free and clear of all Liens) or has the right to use all material Intellectual Property necessary for the conduct of the Company’s business as currently conducted (the “Company Intellectual Property”).

(iii) (A) The conduct of the Company’s business as currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property of any Person; and (B) no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property. This Section 3.1(k)(iii) constitutes the sole representation and warranty of BladeRanger and the Company under this Agreement with respect to any actual or alleged infringement, misappropriation or other violation of Intellectual Property.

(iv) To BladeRanger’s knowledge, each current and former employee, officer, consultant and independent contractor of the Company who has contributed to the creation or development of any material Company Intellectual Property has executed a valid and enforceable agreement assigning to the Company all rights in any Intellectual Property created or developed in the course of such Person’s employment or engagement with the Company.

(v) The Company is not making unauthorized use of any confidential information or trade secrets of any Person, including any former employer of any past or present personnel.

(vi) The Company owns, or has sufficient license to use, all computer software, including source code, operating systems, data, databases, files, documentation and other materials related thereto, that is used in or necessary for the conduct of the Company’s business as currently conducted, and the consummation of the transactions contemplated hereby will not conflict with, alter or impair any such rights or require the payment of any additional fees or amounts.

(vii) The representations and warranties set forth in this Section 3.1(k) are BladeRanger’s and the Company’s sole and exclusive representations and warranties regarding Intellectual Property matters.

(l) Compliance with Laws.

(i) Except as set forth on Schedule 3.1(l)(i), the Company is in compliance in all material respects with all Laws applicable to it or its business, properties or assets.

(ii) All material permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities (collectively, “Material Permits”) for the Company to conduct its business have been obtained and are valid and in full force and effect.

(iii) None of the representations and warranties contained in this Section 3.1(l) shall be deemed to relate to data privacy and cybersecurity matters (which are governed by Section 3.1(u)), employee benefits matters (which are governed by Section 3.1(p)(ii)), employment matters (which are governed by Section 3.1(p)(i)) or tax matters (which are governed by Section 3.1(o)).

(n) Material Contracts.

(i) Schedule 3.1(n)(i) lists each of the following contracts and other agreements to which the Company is a party or by which it is bound (collectively, the “Material Contracts”):

(A) each agreement of the Company involving aggregate consideration in excess of $100,000 or requiring performance by any party more than one year from the date hereof, which, in each case, cannot be cancelled by the Company without penalty or without more than ninety (90) days’ notice;

(B) (1) except for agreements relating to trade payables, all agreements relating to indebtedness (including, without limitation, guarantees) of the Company, in each case having an outstanding principal amount in excess of $50,000 and (2) all guarantees and security interests relating to payment obligations for all vehicles leased by the Company;

(C) all employment, consulting, severance, retention, pension, deferred compensation, profit sharing or change-in-control agreements with any current officer, director or employee of the Company providing for annual base compensation in excess of $150,000 or severance or change-in-control benefits;

(D) all agreements containing covenants that materially limit the freedom of the Company to compete in any line of business or with any Person or in any geographic area, or that contain “most favored nation” or exclusive dealing provisions;

(E) each agreement with any trade or labor union or other labor organization;

(F) all agreements granting a Lien upon any assets or properties of the Company or on the Company Shares;

(G) each agreement relating to the acquisition of any entity or business by the Company;

(H) each agreement requiring the Company to satisfy minimum purchase requirements or to purchase from a supplier all of such supplier’s output with respect to one or more products;

(I) each agreement with a Governmental Authority;

(J) the leases set forth on Schedule 3.1(s);

(K) all vehicle leases and fleet agreements with the Company’s suppliers or service providers for vehicle leasing or fleet management purposes (but excluding, for the avoidance of doubt, any such agreements with customers or consumers);

(L) each agreement with any property partner for the deployment or operation of the Company’s EV mobility services that involves aggregate consideration in excess of $100,000 during any twelve-month period or is otherwise material to the operation of the Company’s business; and

(M) each agreement under which the consequence of a default or termination is likely to result in a Material Adverse Effect.

(ii) Except as set forth on Schedule 3.1(n)(ii), each of the Material Contracts is in full force and effect and is a legal, valid and binding agreement of the Company (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity)), and there is no material default or breach by the Company, or, to BladeRanger’s knowledge, any other party thereto, in the timely performance of any obligation to be performed or paid thereunder or any other material provision thereof.

(o) Tax Status.

(i) Except as set forth on Schedule 3.1(o):

(A) The Company has filed (taking into account any valid extensions) all material returns, declarations, reports, information returns and statements and other documents required to be filed by the Company with respect to Taxes (including amended returns and claims for refund) (collectively, “Tax Returns”). Such Tax Returns are true, complete and correct in all material respects. The Company is not currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. All material Taxes due and owing by the Company have been paid or accrued.

(B) No extensions or waivers of statutes of limitations have been given or requested with respect to any material Taxes of the Company.

(C) There are no ongoing Actions by any taxing authority against the Company.

(D) The Company is not a party to any Tax-sharing agreement.

(E) All material Taxes which the Company is obligated to withhold from amounts owing to any employee, creditor or third party have been paid or accrued.

(ii) Except for certain representations related to Taxes in Section 3.1(p)(ii) and Section 3.1(p)(i), the representations and warranties set forth in this Section 3.1(o) are BladeRanger’s and the Company’s sole and exclusive representations and warranties regarding Tax matters.

(p) Employees and Labor Matters; Employee Benefit Plans.

(i) Employees and Labor Matters. Except as set forth on Schedule 3.1(p)(i), the Company is not a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of its employees. Except as set forth on Schedule 3.1(p)(i), since January 1, 2025, there has not been, nor, to BladeRanger’s knowledge, has there been any threat of, any strike, slowdown, work stoppage, picketing or other similar labor disruption or dispute affecting the Company.

The Company is in material compliance with all applicable Laws pertaining to employment and employment practices and independent contractors to the extent they relate to employees and independent contractors of the Company, including as to classification of independent contractors. Except as set forth on Schedule 3.1(p)(i), or as would not have a Material Adverse Effect, there are no Actions against the Company pending, or to BladeRanger’s knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitral tribunal in connection with the employment or termination of employment of any current or former employee of the Company, including, without limitation, any Action relating to unfair labor practices, employment discrimination, harassment, retaliation, leave, accommodation, minimum wages, overtime compensation, equal pay or any other hiring, employment or employment termination related matter arising under applicable Laws.

The representations and warranties set forth in this Section 3.1(p)(i) are BladeRanger’s and the Company’s sole and exclusive representations and warranties regarding employment matters.

(ii) Employee Benefit Plans.

(A) Schedule 3.1(p)(ii) sets forth each material benefit, retirement, employment, consulting, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy or program, whether or not reduced to writing, that is in effect and covers one or more employees or directors of the Company or their beneficiaries or dependents, and that is maintained, sponsored, contributed to, or required to be contributed to by the Company, or under which the Company has any material liability for premiums or benefits (each, a “Benefit Plan”).

(B) Except as set forth on Schedule 3.1(p)(ii), each Benefit Plan and related trust complies in all material respects with applicable Laws, including ERISA and the Code. Each Benefit Plan intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service or, in the case of a prototype plan, is entitled to rely on an opinion letter issued by the Internal Revenue Service to the prototype plan sponsor, and, to BladeRanger’s knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter or the unavailability of reliance on such opinion letter. Except as set forth on Schedule 3.1(p)(ii), all benefits, contributions and premiums required to be paid under the terms of each Benefit Plan or applicable Law have been timely paid in accordance with the terms thereof and applicable Law. To BladeRanger’s knowledge, no event has occurred or is reasonably expected to occur that has resulted in or would subject the Company to a Tax under Section 4971 of the Code or the assets of the Company to a Lien under Section 430(k) of the Code.

(C) Except as set forth on Schedule 3.1(p)(ii), no Benefit Plan (1) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code or (2) is a “multiemployer plan” within the meaning of Section 3(37) of ERISA. Neither BladeRanger nor the Company has withdrawn from any pension plan under circumstances resulting, or reasonably expected to result, in liability to the Pension Benefit Guaranty Corporation or engaged in any transaction that would give rise to liability of the Company or the Buyer under Section 4069 or Section 4212(c) of ERISA.

(D) Except as set forth on Schedule 3.1(p)(ii) and other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides health, life or disability insurance benefits or coverage following retirement or other termination of employment, other than death benefits where termination occurs upon death.

(E) Except as set forth on Schedule 3.1(p)(ii), (1) there is no pending or, to BladeRanger’s knowledge, threatened Action relating to a Benefit Plan and (2) no Benefit Plan has, within the three (3) years prior to the date hereof, been the subject of an examination or audit by a Governmental Authority.

(F) Except as set forth on Schedule 3.1(p)(ii), no Benefit Plan exists that could, as a result of the execution of this Agreement, (1) result in the payment to any employee, director or consultant of any money or other property, (2) accelerate the vesting of or provide any additional rights or benefits to any employee, director or consultant, except as a result of any partial plan termination resulting from this Agreement, or (3) limit or restrict the ability of the Buyer or its Affiliates to merge, amend or terminate any Benefit Plan. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(G) The representations and warranties set forth in this Section 3.1(p)(ii) are BladeRanger’s and the Company’s sole and exclusive representations and warranties regarding employee benefit matters.

(s) Real Property. The Company does not own any real property. The Company does not lease any real property.

(u) Data Privacy and Security.

(i) Since January 1, 2024, the Company has complied in all material respects with all applicable Laws relating to the privacy and security of Personal Information and with the Company’s applicable written privacy policies relating to Personal Information.

(ii) The Company has implemented and maintains commercially reasonable administrative, technical and physical safeguards designed to protect Personal Information in its possession or control against unauthorized access, use, modification or disclosure.

(iii) To BladeRanger’s knowledge, since January 1, 2024, there has been no unauthorized access to or acquisition of Personal Information maintained by or on behalf of the Company that would require notification to any Person or Governmental Authority under applicable Law.

(iv) Since January 1, 2024, the Company has not received any written notice from any Governmental Authority alleging any material violation by the Company of applicable Laws relating to the privacy or security of Personal Information.

(v) The representations and warranties set forth in this Section 3.1(u) are BladeRanger’s and the Company’s sole and exclusive representations and warranties regarding data privacy and cybersecurity matters.

(x) Brokers’ Fees. Except as set forth on Schedule 3.1(x), no broker, finder, investment banker, financial advisor or similar Person is entitled to any brokerage, finder’s, financial advisory or similar fee or commission in connection with the transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of the Company or BladeRanger.

(y) Anti-Corruption; Sanctions. To BladeRanger's Knowledge, since June 5, 2026, neither the Company nor, to the knowledge of the Company, any of its directors, officers, employees or agents acting on behalf of the Company, has violated any applicable anti-corruption or anti-bribery laws, including the U.S. Foreign Corrupt Practices Act of 1977 or any applicable export control, sanctions or embargo or import laws or regulations administered by the U.S. Department of Treasury’s Office of Foreign Assets Control or any similar governmental authority.

3.2 Representations and Warranties of the Buyer

The Buyer hereby represents and warrants to the Sellers as of the date hereof and as of the Closing Date as follows:

(a) Organization and Qualification. The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Buyer has the requisite corporate power and authority to own and lease its properties and to carry on its business as presently conducted.

(b) Authorization; Enforcement. The Buyer has all requisite corporate power and authority to enter into and perform its obligations under each of the Transaction Documents to which it is a party. The execution, delivery and performance by the Buyer of each Transaction Document to which it is a party has been duly authorized by all necessary corporate action on the part of the Buyer, and no further corporate action is required. Each Transaction Document to which the Buyer is a party has been (or, when executed and delivered, will be) duly executed and delivered by the Buyer, and constitutes (or, when executed and delivered, will constitute) the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions.

(c) No Conflicts. Except as set forth on Schedule 3.2(c), the execution, delivery and performance by the Buyer of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not:

(i) conflict with or result in a violation of any provision of the Buyer’s certificate of incorporation or bylaws or other organizational documents;

(ii) subject to the Required Approvals, conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, instrument or obligation to which the Buyer is a party or by which it or its properties or assets are bound; or

(iii) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment, injunction or decree applicable to the Buyer or by which any of its properties or assets are bound or affected;

except, in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(d) Capitalization. As of the date of this Agreement, the Buyer is authorized to issue a maximum of 300,000,000 shares of Common Stock, par value $0.0001 per share, of which 2,337,767 shares are issued and outstanding (excluding the shares issuable pursuant to the LHT Settlement). On a fully diluted basis immediately following the Closing and assuming no shares of Common Stock are issued pursuant to Section 4.12 of this Agreement, the capitalization of the Buyer shall be as set forth on Annex A hereto. As of the date of this Agreement, the outstanding securities of the Buyer convertible into or exchangeable for shares of Common Stock consist of: (A) the H Capital Convertible Promissory Note; (B) shares issuable pursuant to the LHT settlement agreement; (C) the White Lion ELOC and warrant; (D) 15,654,983 warrants, each exercisable for one share of Common Stock at an exercise price of $287.50 per share; and (E) equity awards issued or issuable under the Buyer’s 2021 Equity Incentive Plan or 2024 Equity Incentive Plan. All outstanding shares of the Buyer’s Common Stock have been validly issued and are fully paid and non-assessable. Except as set forth in the SEC Reports or in this Section 3.2(d), there are no outstanding securities convertible into or exercisable or exchangeable for shares of the Buyer’s capital stock.

(e) Issuance of Securities. The shares of Series C Preferred Stock to be issued at the Closing and the Conversion Shares, when issued and paid for in accordance with this Agreement and the Certificate of Designation, will be duly authorized, validly issued, fully paid and non-assessable, and free and clear of all Liens (other than restrictions under applicable federal and state securities laws). The Conversion Shares issuable upon conversion of the Series C Preferred Stock will be duly authorized, validly issued, fully paid and non-assessable. The Buyer has reserved a sufficient number of authorized shares of Common Stock for issuance upon conversion of the Series C Preferred Stock.

(f) SEC Reports; Financial Statements. Except as set forth on Schedule 3.2(f), the Buyer has filed all reports, schedules, forms, statements, prospectuses and other documents required to be filed by the Buyer under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) of the Exchange Act, on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension (collectively, the “SEC Reports”). As of their respective dates, or if amended or restated prior to the date of this Agreement, as of the date of the last such amendment or restatement, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Buyer included in the SEC Reports comply as to form in all material respects with applicable accounting requirements and the rules and regulations of the Securities and Exchange Commission with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP), and fairly present in all material respects the financial position of the Buyer as of and for the dates thereof and the results of operations and cash flows for the periods then ended.

(g) Nasdaq Listing and Compliance. As of the date of this Agreement, the Buyer’s shares of Common Stock are listed on the Nasdaq Capital Market under the trading symbol “DAIC.” Except as set forth in the SEC Reports, the Buyer has not received any final and non-appealable notice from the Nasdaq Stock Market LLC (“Nasdaq”) that the Common Stock is subject to delisting from the Nasdaq Capital Market.

Absence of Undisclosed Liabilities. The Buyer has no material liabilities or obligations of any type (whether accrued, absolute, contingent, liquidated, unliquidated or otherwise) that are not disclosed in the SEC Reports or otherwise contemplated by this Agreement or the Transaction Documents, except for liabilities incurred in the ordinary course of business subsequent to the date of the Buyer’s most recently filed SEC Report.

(i) Absence of Certain Changes. Since the date of the Buyer’s most recently filed SEC Report, no event, occurrence or development has occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Buyer.

(j) Private Placement. Assuming the accuracy of the representations and warranties of the Sellers set forth in Section 3.3, no registration under the Securities Act is required for the offer and sale of the Securities by the Buyer to the Sellers as contemplated by this Agreement. The Buyer is not, and is not an Affiliate of, and immediately after receipt of payment for the Securities will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(k) No General Solicitation. Neither the Buyer, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, offered or sold any of the Securities by any form of general solicitation or general advertising. The Securities have been offered only to “accredited investors” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act and/or qualified institutional buyers (“QIBs”) as defined in Rule 144A under the Securities Act.

(l) Brokers’ Fees. Except as set forth on Schedule 3.2(l), no broker, finder, investment banker, financial advisor or similar Person is entitled to any brokerage, finder’s, financial advisory or similar fee or commission in connection with the transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of the Buyer.

3.3 Representations and Warranties of the Sellers

Each of the Sellers, severally and not jointly, hereby represents and warrants to the Buyer as of the date hereof (except in the case of [* * *], as of the date [* * *] executes the Joinder Agreement) and as of the Closing Date as follows:

(a) Authorization of Seller. Such Seller has all requisite corporate power and authority to enter into and perform its obligations under each of the Transaction Documents to which it is a party. The execution, delivery and performance by such Seller of each Transaction Document to which such Seller is a party has been duly authorized by all necessary corporate action on the part of such Seller, and no further corporate action is required. Each Transaction Document to which such Seller is a party has been (or, when executed and delivered, will be) duly executed and delivered by such Seller, and constitutes (or, when executed and delivered, will constitute) the valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions.

(b) Organization of Seller. Such Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Such Seller has the requisite corporate power and authority to own and lease its properties and to carry on its business as presently conducted.

(c) No Conflicts. The execution, delivery and performance by such Seller of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not: (i) conflict with or result in a violation of any provision of such Seller’s articles of association, memorandum of association or other organizational documents; (ii) conflict with, or constitute a breach or default (or an event which, with notice or lapse of time or both, would become a breach or default) under, any agreement, instrument or obligation to which such Seller is a party or by which it or its properties or assets are bound; or (iii) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment, injunction or decree applicable to such Seller or by which any of its properties or assets are bound or affected; except, in the case of clauses (ii) and (iii), as would not reasonably be expected to prevent or materially delay such Seller’s ability to consummate the transactions contemplated hereby.

Certain information indicated by [***] has been excluded from this Exhibit 10.1 because it is not material.

(d) Litigation. There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of such Seller, threatened against or affecting such Seller before or by any court, arbitrator, governmental or administrative agency or regulatory authority that adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or such Seller’s ability to consummate the transactions contemplated hereby or thereby.

(e) Investment Purpose. Such Seller is acquiring the Securities for its own account, for investment purposes only, and not with a view toward, or for sale in connection with, any distribution thereof in violation of the Securities Act or any applicable state securities law, and such Seller has no present arrangement to effect any distribution of the Securities to or through any person or entity.

(f) Accredited Investor. Such Seller is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(g) Reliance on Exemptions. Such Seller understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws, including Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder, and that the Buyer is relying upon the truth and accuracy of, and such Seller’s compliance with, the representations, warranties, agreements and acknowledgments of such Seller set forth herein in order to determine the availability of such exemptions.

(h) Information. Such Seller has been furnished with or has had access to the SEC Reports and has been afforded the opportunity to ask questions of representatives of the Buyer concerning the financial condition, results of operations, business, properties and prospects of the Buyer and the terms and conditions of the offering of the Securities. Such Seller has conducted its own due diligence investigation of the Buyer.

(i) No Governmental Review. Such Seller understands that no United States federal or state agency or any other governmental or state agency has passed on or made any recommendation or endorsement of the Securities, or the fairness or suitability of the investment in the Securities, nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(j) Restricted Securities. Such Seller understands that the Securities are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Buyer in a transaction not involving a public offering and that under such laws and applicable regulations the Securities may not be resold without registration under the Securities Act, except in certain limited circumstances as set forth in Rule 144 promulgated under the Securities Act.

(k) Transfer Restrictions. Such Seller understands that the Securities may not be sold, transferred, assigned, pledged, hypothecated or otherwise disposed of except pursuant to an effective registration statement under the Securities Act or pursuant to an applicable exemption from such registration requirements, and in compliance with applicable state securities laws.

(l) Legends. Such Seller understands that certificates representing the Securities, or book entries with respect thereto, shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such certificates or book entries) as provided under the terms of Section 6.1 of this Agreement.

(m) Experience; Sophistication. Such Seller has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. Such Seller is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

(n) No Short Sales. Such Seller has not, directly or indirectly, and no Person acting on behalf of or pursuant to any understanding with such Seller has, directly or indirectly, executed any Short Sales (as defined in Rule 200 of Regulation SHO under the Exchange Act) of the securities of the Buyer during the period commencing from the time that such Seller first received a term sheet or other document setting forth the material terms of the transactions contemplated by this Agreement.

ARTICLE 4.

COVENANTS AND OTHER AGREEMENTS OF THE PARTIES

4.1 Restrictive Legends

Each certificate or book-entry statement representing Securities issued hereunder shall bear (or, in the case of uncertificated shares, shall be subject to stop-transfer instructions reflecting) the following restrictive legends (or substantially equivalent language), as applicable:

(a)	“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR (II) IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER SHALL DELIVER TO THE COMPANY AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY TO THE EFFECT THAT SUCH TRANSFER IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.”

(b) Any legend required by the securities or “blue sky” laws of the applicable state of residence of the holder of such Securities.

(c)	“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN TRANSFER RESTRICTIONS AS SET FORTH IN THE SECURITIES PURCHASE AGREEMENT, DATED AS OF SEPTEMBER 25, 2026, BY AND AMONG THE COMPANY AND THE OTHER PARTIES THERETO. A COPY OF SUCH AGREEMENT IS ON FILE WITH THE SECRETARY OF THE COMPANY.”

The Buyer shall remove or cause to be removed any restrictive legend from certificates or book-entry statements representing Securities, and shall issue or cause to be issued Securities free of any such legend, upon the earliest to occur of: (i) while such Securities are registered for resale under the Securities Act, upon any sale or transfer of such Securities pursuant to such effective registration statement; (ii) if such Securities are eligible for sale under Rule 144 without volume or manner-of-sale restrictions and without the requirement for current public information, upon delivery to the Buyer or its transfer agent of a customary representation letter of the holder together with such other documentation as may be reasonably required by the Buyer or its transfer agent; or (iii) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC). The Buyer shall cooperate with any holder of Securities in connection with any sale or transfer of Securities that are eligible for removal of such legends hereunder and shall, promptly following delivery of a written request therefor, instruct its transfer agent to remove such legends in accordance with the foregoing.

4.2 Securities Law Disclosure; Publicity

The Buyer shall, within the time periods required by the Exchange Act and the rules and regulations promulgated thereunder, file a Current Report on Form 8-K (the “8-K Filing”) with the Commission disclosing all material terms of the transactions contemplated by this Agreement and the Transaction Documents and shall attach this Agreement and each of the other Transaction Documents as exhibits thereto. The 8-K Filing obligation under this Section 4.2 is in addition to, and not in lieu of, the Closing 8-K obligation set forth in Section 4.12.

No Party to this Agreement shall issue any press release or make any public announcement relating to the subject matter of this Agreement or the transactions contemplated hereby without the prior written approval of the other Parties hereto, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law, applicable regulation or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party shall use its reasonable best efforts to advise the other Parties prior to making such disclosure and shall provide such other Parties a reasonable opportunity to review and comment upon such disclosure in advance of its publication), unless such disclosure is reasonably consistent with prior disclosures reviewed and commented upon by the other Parties previously.

4.3 Limitations on Disposition

Each of the Sellers agrees that it shall not make any disposition of all or any portion of the Securities unless and until (and, with respect to the Conversion Shares, subject to the lock-up restrictions set forth in Section 4.4):

(a) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement;

(b) such disposition is made to the Buyer;

(c) such Seller shall have notified the Buyer of the proposed disposition and shall have furnished the Buyer with a statement of the circumstances surrounding the proposed disposition, and, if requested by the Buyer, such Seller shall have furnished the Buyer with an opinion of counsel, reasonably satisfactory to the Buyer, that such disposition will not require registration under the Securities Act and will be in compliance with Rule 144; or

(d) such Seller shall have furnished the Buyer with an opinion of counsel, reasonably acceptable to the Buyer, that such proposed disposition is exempt from the registration requirements of the Securities Act, such opinion of counsel to address, among other things, the availability of an applicable exemption from the registration requirements of the Securities Act.

Notwithstanding the foregoing, no such restriction shall apply to a transfer by a Seller that is (i) a partnership or limited liability company, to its partners or members, (ii) a corporation, to its stockholders, (iii) to any Affiliate of such Seller, or (iv) in any such case, to any investment fund or other entity managed or controlled by or under common management or control with such Seller; provided, in each case, that the transferee agrees in writing to be bound by the terms and conditions of this Agreement, including the transfer restrictions set forth in this Section 4.3 and the lock-up provisions set forth in Section 4.4.

4.4 Lock-Up

(a) BladeRanger Lock-Up. All shares of Common Stock issued or issuable to BladeRanger upon conversion of the Series C Preferred Stock issued as consideration pursuant to Section 2.1(a) (excluding, for the avoidance of doubt, any Funding Reimbursement Shares issued pursuant to Section 4.11) (collectively, the “BladeRanger Conversion Shares”) shall be subject to a lock-up restriction for a period commencing on the date of conversion of such Series C Preferred Stock into Common Stock and expiring on the earlier of (i) April 1, 2027, or (ii) six (6) months from the date of such conversion (the “BladeRanger Lock-Up Period”). During the BladeRanger Lock-Up Period, BladeRanger shall not, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, or otherwise dispose of or transfer any BladeRanger Conversion Shares or enter into any swap, hedge or other agreement or arrangement that transfers, in whole or in part, the economic consequences of ownership of the BladeRanger Conversion Shares. Following the expiration of the BladeRanger Lock-Up Period, BladeRanger shall be permitted to sell the BladeRanger Conversion Shares subject to (i) the requirements of Section 4.3 and (ii) a “leak-out” restriction limiting daily sales to the lesser of (A) ten percent (10%) of the daily trading volume of the Common Stock on the applicable Trading Day and (B) the volume limitations set forth in Rule 144(e) under the Securities Act.

(b) [* * *] Lock-Up. Subject to and effective only upon [* * *] execution of the Joinder Agreement, pursuant to which [* * *] shall expressly acknowledge and consent to the terms of this Section 4.4(b), all shares of Common Stock issued or issuable to [* * *] upon conversion of the Series C Preferred Stock (collectively, the “[* * *] Conversion Shares”) shall be subject to a lock-up restriction for a period of twelve (12) months commencing on the date of conversion of such Series C Preferred Stock into Common Stock (the “[* * *] Lock-Up Period”). During the [* * *] Lock-Up Period, [* * *] shall not, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, or otherwise dispose of or transfer any [* * *] Conversion Shares or enter into any swap, hedge or other agreement or arrangement that transfers, in whole or in part, the economic consequences of ownership of the [* * *] Conversion Shares; provided, however, that the foregoing restrictions shall not apply to a registered pro rata distribution of [* * *] Conversion Shares to [* * *] stockholders, which distribution [* * *] may effect at any time during or following the [* * *] Lock-Up Period, subject to applicable securities laws. Following expiration of the [* * *] Lock-Up Period, any disposition of [* * *] Conversion Shares shall remain subject to Section 4.3.

Certain information indicated by [***] has been excluded from this Exhibit 10.1 because it is not material.

4.5 Conversion and Stockholder Approval

(a) Conversion. Each share of Series C Preferred Stock shall be convertible into one (1) fully paid and nonassessable share of Common Stock (the “Conversion Ratio”), subject to customary anti-dilution adjustments for stock splits, stock dividends, combinations, reclassifications and similar events. Such conversion shall occur automatically on the first Trading Day immediately following the date on which the Buyer receives the Stockholder Approval (as defined below); provided, however, that the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock at any time shall be subject to the Series C Blocker, which shall limit the aggregate number of shares of Common Stock issuable upon conversion of all outstanding shares of Series C Preferred Stock to 19.99% of the total number of shares of Common Stock outstanding as of the date of issuance of the Series C Preferred Stock (the “Series C Blocker Cap”), which Series C Blocker Cap shall include, for purposes of such calculation, all shares of Common Stock issued to BladeRanger at the Closing and all shares of Common Stock issuable upon conversion of the H Capital Convertible Note. For the avoidance of doubt, upon receipt of Stockholder Approval, the Series C Blocker shall cease to apply and all outstanding shares of Series C Preferred Stock shall automatically convert into shares of Common Stock in accordance with the Conversion Ratio.

(b) Stockholder Approval. The Buyer shall use its reasonable best efforts to file a preliminary proxy statement on Schedule 14A with the SEC as promptly as practicable following the Closing, and in any event within thirty (30) days after receipt by the Buyer of (i) the Company’s audited financial statements for the fiscal years ended December 31, 2024 and December 31, 2025, and (ii) the Company’s unaudited reviewed interim financial statements for the most recently completed quarterly period of the Company required to be included in such preliminary proxy statement, in each case prepared in accordance with generally accepted accounting principles and in form and substance suitable for inclusion in the proxy statement (collectively, the “Required Financial Statements”). The proxy statement shall seek the approval of the Buyer’s stockholders (“Stockholder Approval”) of the issuance of shares of Common Stock upon conversion of the Series C Preferred Stock, as required under Nasdaq Listing Rules 5635(a) (issuance in connection with the acquisition of the stock of another company), 5635(b) (issuance resulting in a change of control) and 5635(d) (issuance at a price less than the greater of book or market value). The Buyer’s Board of Directors shall recommend that the Buyer’s stockholders approve such issuance and shall maintain such recommendation in favor of the Stockholder Approval; provided, however, that the Board may withdraw, qualify or adversely modify such recommendation if the Board determines in good faith, after consultation with outside legal counsel, that failure to do so would be inconsistent with its fiduciary duties under applicable Law. The Parties shall use their reasonable best efforts to obtain Stockholder Approval on or before January 31, 2027. For the avoidance of doubt, the Buyer’s failure to obtain Stockholder Approval, notwithstanding the Buyer’s compliance with its obligations under this Section 4.5, shall not, solely by reason of such failure, constitute a breach or violation of this Agreement or any other Transaction Document nor give the Sellers any right to terminate this Agreement.

(c) Resubmission. If Stockholder Approval is not obtained at the initial meeting of the Buyer’s stockholders at which such approval is submitted for a vote and the Board shall not have withdrawn, qualified or adversely modified its recommendation to the extent permitted under Section 4.5(b), the Buyer shall resubmit the proposal seeking Stockholder Approval at each subsequent annual or special meeting of stockholders (or seek Stockholder Approval by written consent in lieu of a meeting, if permitted), no less frequently than once every three (3) months following the date of such initial meeting, until Stockholder Approval is obtained. The Buyer shall use its reasonable best efforts to obtain Stockholder Approval at each such meeting, including by (i) promptly responding to SEC comments on, and filing and mailing, the definitive proxy statement, (ii) actively soliciting proxies in favor of Stockholder Approval, and (iii) taking such other actions as are reasonably necessary or advisable to obtain Stockholder Approval. The Buyer shall not adjourn, postpone or cancel any stockholder meeting at which Stockholder Approval is to be considered, except as required by applicable Law or to permit additional solicitation of proxies reasonably expected to facilitate Stockholder Approval.

(d) No Frustration. Subject to Section 4.6 and the fiduciary-duty exception set forth in Section 4.5(b), until Stockholder Approval has been obtained and all outstanding shares of Series C Preferred Stock have converted in accordance with Section 4.5(a), the Buyer shall not take, or cause or permit any of its Subsidiaries to take, any action the primary purpose or reasonably expected effect of which is to avoid, delay, frustrate or materially impair the obtaining of Stockholder Approval or the conversion of the Series C Preferred Stock, including amending its organizational documents or the terms of the Series C Preferred Stock in a manner adverse to the Sellers without BladeRanger’s prior written consent.

4.6 Interim Anti-Dilution Protection

From the Closing until the date on which all outstanding shares of Series C Preferred Stock are convertible in full into shares of Common Stock following receipt of Stockholder Approval, the Buyer shall not, without the prior written consent of BladeRanger (which consent may be withheld in BladeRanger’s sole discretion), directly or indirectly, issue, offer, sell, grant or agree to issue, offer, sell or grant any shares of Common Stock, Preferred Stock or other equity securities of the Buyer, or any options, warrants, convertible or exchangeable securities or other rights to acquire or receive any shares of capital stock or other equity interests in the Buyer, or enter into any financing, recapitalization or other transaction that would result in dilution to BladeRanger’s ownership interest in the Buyer on an as-converted, fully diluted basis, except for (A) issuances resulting in the issuance or potential issuance of up to an aggregate of 300,000 shares of Common Stock (calculated on an as-converted, exercised or exchanged basis) and (B) the specific issuances expressly permitted pursuant to clauses (i) through (iii) below; provided that any issuances pursuant to clause (A) in excess of 300,000 shares shall be subject to the make-whole provisions set forth below.

(i) issuances of Securities expressly contemplated by the Term Sheet and the Transaction Documents, solely to the extent such issuance, including the specific security, number of shares (or maximum number of shares issuable), conversion or exercise terms and other applicable terms thereof, is expressly reflected in the agreed pro forma capitalization of the Buyer set forth on Schedule 4.6 (the “Agreed Closing Capitalization”), including the issuance of the Series C Preferred Stock and the conversion thereof into Common Stock; provided that, for the avoidance of doubt, any draw, advance, issuance or sale of securities pursuant to the White Lion ELOC or the Yorkville SEPA, or any issuance of any note, warrant, convertible security or other equity-linked security, in each case in excess of or in addition to the amounts specifically reflected in the Agreed Closing Capitalization, shall require the prior written consent of BladeRanger;

(ii) issuances of equity compensation awards (including stock options, restricted stock units and restricted stock awards) pursuant to the Buyer’s existing equity incentive plans as in effect on the date hereof, in the ordinary course of business consistent with past practice and within the aggregate limits reflected in the agreed pro forma capitalization table delivered to BladeRanger prior to the Closing; and

(iii) compensatory equity awards issued pursuant to the CID HoldCo, Inc. 2024 Equity Incentive Plan, as in effect on the date hereof.

Notwithstanding anything to the contrary in this Section 4.6, to the extent that the Buyer issues or agrees to issue during such period, in the aggregate, more than 300,000 shares of Common Stock pursuant to clause (A) above (including shares of Common Stock issuable upon the conversion, exercise or exchange of any Preferred Stock, options, warrants, convertible or exchangeable securities or other rights to acquire Common Stock), BladeRanger shall be issued, for no additional consideration, a number of additional shares of Common Stock equal to the number of shares of Common Stock issued or issuable in excess of 300,000. For the avoidance of doubt, issuances of up to an aggregate of 300,000 shares of Common Stock pursuant to clause (A) above shall not entitle BladeRanger to any additional shares pursuant to this Section 4.6.

4.7 Board Composition and Management

(a) Board Designation. Effective as of the Closing, BladeRanger shall be entitled to designate one (1) individual for appointment or election to the Board of Directors of the Buyer (the “Board”), subject to the BladeRanger Designee providing the requisite information for purposes of the evaluation of his or her qualifications by the Buyer’s Nominating and Corporate Governance Committee and to complete the required disclosure in the Buyer’s proxy statement for Stockholder Approval. The Board shall consist of seven (7) directors, of which four (4) shall qualify as independent directors under the listing standards of Nasdaq and applicable rules and regulations of the SEC. For so long as BladeRanger and its Affiliates collectively hold at least ten percent (10%) of the outstanding Common Stock on an as-converted basis (the “Designation Period”), the Buyer shall take all actions necessary to (i) cause the BladeRanger Designee to be appointed to the Board, (ii) nominate and recommend the BladeRanger Designee for election or re-election at each meeting of stockholders at which directors are to be elected and include such nominee in the Buyer’s applicable proxy statement and other solicitation materials, and (iii) solicit proxies in favor of the election of the BladeRanger Designee in the same manner as for the Buyer’s other Board nominees. BladeRanger shall have the exclusive right to remove and replace the BladeRanger Designee at any time, with or without cause, and, in the event of any vacancy resulting from the death, resignation, removal or other cessation of service of the BladeRanger Designee, the Buyer shall cause the individual designated by BladeRanger to fill such vacancy as promptly as practicable. The BladeRanger Designee shall be entitled to the same rights, privileges, protections and benefits as the other non-employee members of the Board, including with respect to indemnification, exculpation and advancement of expenses, and shall be covered under the Buyer’s directors’ and officers’ liability insurance policies on terms no less favorable than those applicable to the Buyer’s other non-employee directors. Notwithstanding the foregoing, the rights of BladeRanger provided in this Section 4.7(a) shall at all times be subject to, and in compliance with the listing rules of the Trading Market, including, if applicable, Nasdaq Listing Rule 5640. In the event that the Trading Market informs the Buyer that it is not in compliance with its listing requirements as a result of BladeRanger’s rights contained in this Agreement, BladeRanger shall cooperate with the Buyer to promptly remedy such non-compliance, including the possibility of proportionately reducing BladeRanger’s right to appoint the BladeRanger Designee hereunder.

(b) Committee Composition. The Board shall at all times comply with applicable Nasdaq listing standards and SEC rules and regulations regarding the independence of directors and the composition of the audit committee, compensation committee and nominating and corporate governance committee of the Board, including Rule 10A-3 under the Exchange Act and Nasdaq Listing Rules 5605 and 5606.

(c) Management Designation. During the Designation Period and subject to the BladeRanger Management Designee providing the requisite information for purposes of the evaluation of his or her qualifications by the Buyer’s Nominating and Corporate Governance Committee and to complete the required disclosure in the Buyer’s proxy statement for Stockholder Approval, BladeRanger shall be entitled to designate one (1) member of the executive management team of the Buyer and its subsidiaries, which individual shall serve in a senior management capacity with responsibilities, authority and access to information commensurate with such senior management position. The specific title and responsibilities of the BladeRanger Management Designee shall be determined by BladeRanger following reasonable consultation with the Buyer. The Buyer shall not unreasonably withhold, condition or delay its approval of such title and responsibilities. BladeRanger shall have the right to remove and replace the BladeRanger Management Designee at any time, and the Buyer shall take all actions reasonably necessary to effect any such designation or replacement promptly.

4.8 Post-Closing Company Protections.

From and after the Closing until the earlier of (i) the date that is one (1) year after the Closing, or (ii) the date on which all shares of Series C Preferred Stock have been converted into Common Stock (the “Protection Period”), the Buyer shall not, and shall cause the Company not to, directly or indirectly, take any of the following actions without the prior written consent of BladeRanger:

(a)  use any cash, assets or other property of the Company to pay, discharge, satisfy or otherwise fund any indebtedness, liability or obligation of the Buyer or any of its Affiliates (excluding any Subsidiaries of the Company), other than liabilities or obligations of the Company or its Subsidiaries;

(b)  create, incur, assume or permit to exist any Lien on any material assets of the Company, including its Intellectual Property Rights, cash or Material Contracts, to secure any indebtedness or other obligation of or for the benefit of the Buyer or any of its Affiliates (excluding any Subsidiaries of the Company), other than indebtedness incurred for the benefit of, and proceeds of which are used by, the Company or its Subsidiaries in the ordinary course of its business;

(c)  cause or permit the Company to declare or pay any dividend or other distribution to the Buyer or any of its Affiliates, make any loan or advance to the Buyer or any of its Affiliates, pay any management, administrative or similar fee to the Buyer or any of its Affiliates, or participate in any cash pooling, cash sweep or similar arrangement with the Buyer or any of its Affiliates; provided, however, that the foregoing shall not prohibit reimbursement at cost of reasonable and documented third-party expenses incurred by the Buyer or its Affiliates solely on behalf of the Company in the ordinary course of the Company’s business or pursuant to the Transition Services Agreement;

(d)  sell, assign, transfer, pledge, encumber, exclusively license or otherwise dispose of any material Intellectual Property Rights of the Company, other than non-exclusive licenses granted in the ordinary course of the Company’s business;

(e)  sell, lease, transfer or otherwise dispose of any material assets of the Company outside the ordinary course of business, discontinue any material line of business of the Company or materially change the nature or scope of the Company’s business; or

(f)  cause or permit the Company to enter into any transaction, agreement or arrangement with the Buyer or any Affiliate of the Buyer unless such transaction, agreement or arrangement is on terms no less favorable to the Company than would reasonably be obtainable in an arm’s-length transaction with an unaffiliated third party and has been approved by a majority of the disinterested members of the Board of Directors of the Buyer.

During the Protection Period, the Buyer shall use commercially reasonable efforts to provide, or cause to be provided, to the Company such financial and other resources as are reasonably necessary to support the continued operation of the Company’s business in the ordinary course and the Company’s planned expansion of its business, including through franchise arrangements and geographic expansion, in each case consistent with the Company’s business plans as determined from time to time by the Company’s management.

In addition, from and after the Closing until Stockholder Approval has been obtained, to the extent the Buyer receives aggregate gross proceeds in excess of $2,000,000 from one or more equity or debt financings or other capital-raising transactions, the Buyer shall promptly contribute or otherwise provide to the Company, for use in funding the Company’s operations and expansion, an amount equal to such excess proceeds net only of the Buyer’s reasonable, documented out-of-pocket third-party costs and expenses (i) directly incurred in connection with the applicable financing transaction, (ii) the Buyer’s legal and accounting costs and fees to comply with the Company’s obligations under the Securities Act and Exchange Act, and (iii) the Buyer’s initial or annual listing fees for the Trading Market. For the avoidance of doubt, the $2,000,000 threshold shall be calculated on an aggregate basis across all such financings and capital-raising transactions during such period.

For the avoidance of doubt, nothing in this Section 4.8 shall prohibit the Company from paying its own liabilities and operating expenses in the ordinary course of business or from entering into bona fide third-party financing for the Company’s own working capital or operations that does not secure, fund or otherwise benefit any indebtedness or other obligation of the Buyer or any Affiliate of the Buyer. Nothing in the foregoing sentence shall limit the Buyer’s funding obligations under this Section 4.8.

4.9 Assumption of Lease Obligations.

Following the Closing, the Buyer shall assume and become solely responsible for BladeRanger’s obligation to backstop certain vehicle leases of the Company that are guaranteed by [* * *], representing in the aggregate approximately Seven Hundred Thousand Dollars ($700,000) of lease obligations outstanding as of the date hereof (the “Assumed Lease Obligations”). In furtherance thereof, the Buyer shall, within thirty (30) days following the Closing, deliver to [* * *] (or such other beneficiary as [* * *] may direct) an irrevocable standby letter of credit issued by a nationally recognized financial institution in form and substance reasonably acceptable to [* * *] in an amount equal to the Assumed Lease Obligations, to serve as security for the Buyer’s performance of such obligations. The Buyer shall take all actions necessary to obtain a full and unconditional release of each of BladeRanger and [* * *] from any and all guarantees, backstop obligations and other liabilities relating to the Assumed Lease Obligations as promptly as practicable following the Closing. Until such releases have been obtained, the Buyer shall indemnify, defend and hold harmless BladeRanger and [* * *] and their respective Affiliates, and their respective directors, officers, employees and representatives, from and against any and all Losses arising out of, resulting from or relating to the Assumed Lease Obligations or any guarantee, backstop or other obligation of BladeRanger or [* * *] with respect thereto. The obligations of the Buyer under this Section 4.9 shall survive the Closing and shall continue until BladeRanger and [* * *] have each been fully and unconditionally released from all such obligations. Subject to and effective only upon [* * *] execution of the Joinder Agreement, BladeRanger and [* * *] shall reasonably cooperate with the Buyer in connection with obtaining such releases, provided that such cooperation shall not require BladeRanger or [* * *] to incur any material out-of-pocket cost or assume or retain any liability or obligation. For the avoidance of doubt, such cooperation shall not limit or otherwise affect the Buyer's obligations under this Section 4.9.

4.10 Transition Services Agreement

The Company shall extend its existing transition services arrangement with [* * *] (the “Transition Services Arrangement”) for an additional period of six (6) months following the Closing (the “Extended TSA Period”), on terms and conditions no less favorable to [* * *] than those in effect as of the date hereof, to support the completion of the Rule 3-05 audit of the Company’s financial statements as contemplated by Section 4.13 hereof. During the Extended TSA Period, the Company shall provide [* * *] and its auditors with reasonable access to the Company’s books, records, financial data, personnel and systems in accordance with Section 4.13. The parties shall cooperate in good faith to negotiate and execute a mutually acceptable amendment to the Transition Services Arrangement reflecting the terms of this Section 4.10 within fifteen (15) days following the Closing.

4.11 Non-Competition; Non-Solicitation

(a) Non-Competition. For a period of three (3) years following the Closing (the “Restricted Period”), neither the Buyer nor the Company nor any of their respective Affiliates shall, directly or indirectly, engage in, invest in, own, manage, operate, control or participate in the ownership, management, operation or control of, any business that competes with the business of BladeRanger or the Company in the United States residential, hospitality and campus shared electric vehicle mobility market (the “Restricted Business”); provided, however, that the foregoing shall not prohibit (i) the ownership of less than five percent (5%) of the outstanding equity securities of any publicly traded company, so long as such Person does not actively participate in the business of such company, or (ii) any investment by the Buyer or the Company in a diversified mutual fund, exchange-traded fund or similar investment vehicle that holds securities of a company engaged in the Restricted Business, so long as the Buyer and the Company do not control the investment decisions of such fund or vehicle.

Certain information indicated by [***] has been excluded from this Exhibit 10.1 because it is not material.

(b) Non-Solicitation. During the Restricted Period, no party hereto shall, and each party shall cause its respective Affiliates not to, directly or indirectly: (i) solicit, induce, recruit, hire or attempt to solicit, induce, recruit or hire any employee, consultant or independent contractor of any other party hereto or its Affiliates, or encourage any such Person to terminate or reduce his or her relationship with such party; or (ii) solicit, divert, take away or attempt to solicit, divert or take away any customer, client, vendor, supplier or other business relationship of any other party hereto or its Affiliates for purposes of competing with such party in the Restricted Business; provided, however, that the foregoing restrictions shall not prohibit (A) general solicitations of employment published in a journal, newspaper or equivalent publication (including online) or through the use of a recruiting firm that is not specifically targeted at such employees, or (B) solicitation or hiring of any individual whose employment with such other party has been terminated for at least six (6) months prior to such solicitation or hiring.

4.12 BladeRanger-Funded Obligations

To the extent BladeRanger incurs, accrues, pays, funds or otherwise satisfies, during the period from the date of the Term Sheet through the Closing Date, any fees, costs, expenses or other amounts in connection with the operation or funding of the Company or any indebtedness of the Buyer or the Company that is paid, funded or otherwise satisfied by BladeRanger (collectively, “BladeRanger-Funded Amounts”), BladeRanger shall receive, at the Closing, additional shares of Common Stock or Series C Preferred Stock, as applicable, in a number equal to the quotient obtained by dividing (x) the aggregate BladeRanger-Funded Amounts by (y) $6.00 per share (the “Funding Share Price”), with such shares to be issued to BladeRanger in addition to, and not in reduction of, the Envoy-Side Shares; provided, that:

(x) the aggregate BladeRanger-Funded Amounts incurred by BladeRanger in connection with the operation or funding of, or indebtedness of, the Company shall not exceed Five Hundred Thousand Dollars ($500,000); and

(y) an aggregate of not more than four hundred thousand (400,000) shares of Series C Preferred Stock shall be issued in respect of BladeRanger-Funded Amounts incurred in connection with the operation or funding of, or indebtedness of, the Buyer.

Notwithstanding anything to the contrary in this Section 4.12, to the extent BladeRanger pays, funds, satisfies or otherwise discharges any indebtedness of the Buyer in excess of an aggregate amount of One Million Six Hundred Thousand Dollars ($1,600,000), the Buyer shall reimburse BladeRanger at the Closing, in cash, on a dollar-for-dollar basis, for the amount of such excess.

Any shares issued pursuant to this Section 4.12 shall be in addition to, and shall not reduce, the Envoy-Side Shares otherwise issuable to BladeRanger hereunder. The issuance of any additional shares pursuant to this Section 4.12 shall be subject to the same terms, conditions and restrictions applicable to the Envoy-Side Shares, including the applicable transfer restrictions and registration rights set forth in this Agreement; provided, however, that notwithstanding anything to the contrary in Section 4.4(a), any shares issued to BladeRanger pursuant to this Section 4.12 (the “Funding Reimbursement Shares”) shall not constitute BladeRanger Conversion Shares for purposes of Section 4.4(a) and shall not be subject to the BladeRanger Lock-Up Period or the “leak-out” restrictions set forth therein. BladeRanger shall deliver to the Buyer, no later than five (5) Business Days prior to the anticipated Closing Date, a written statement setting forth in reasonable detail the aggregate BladeRanger-Funded Amounts incurred as of such date, together with reasonable supporting documentation therefor.

4.13 SEC Filings

The Buyer shall make all filings with the SEC required by the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder in connection with the transactions contemplated by this Agreement and the Transaction Documents, including the timely filing of all Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all other periodic reports, proxy statements (subject to the specific timing requirements set forth in Section 4.5(b) with respect to the proxy statement for Stockholder Approval) and other documents required to be filed by the Buyer with the SEC. Without limiting the generality of the foregoing, the Buyer shall file the Closing 8-K with the SEC announcing the consummation of the transactions contemplated hereby within four (4) Business Days following the Closing Date. The Closing 8-K shall include, as exhibits thereto, such financial statements and pro forma financial information as may be required by Item 9.01 of Form 8-K.

4.14 Financial Statements Cooperation

BladeRanger and the Company shall cooperate fully and in good faith with the Buyer and the Buyer’s independent registered public accounting firm in connection with the audit of the Company’s financial statements for the fiscal years ended December 31, 2024 and December 31, 2025, and the preparation and review of the Company’s unaudited interim financial statements for 2026, in each case as required by Rule 3-05 of Regulation S-X promulgated under the Securities Act (collectively, the “Rule 3-05 Financial Statements”). Such cooperation shall include, without limitation, (i) providing the Buyer and its auditors with reasonable access to the Company’s books, records, working papers, financial data, personnel (including management and accounting staff), systems, contracts and other documents, (ii) using reasonable best efforts to cause the Company’s former auditors (if any) to cooperate with and provide access to their work papers to the Buyer’s auditors, (iii) causing the Company’s management to provide customary management representation letters to the Buyer’s auditors, and (iv) otherwise assisting in the preparation of such financial statements in the form required for inclusion in the Buyer’s filings with the SEC. BladeRanger and the Company shall use reasonable best efforts to deliver the Rule 3-05 Financial Statements to the Buyer as promptly as practicable following the Closing.

4.15 DAIC Run-Off Expenses

The Buyer shall be solely responsible for, and shall pay or otherwise satisfy, all costs, fees, expenses and other liabilities incurred or accrued by the Buyer through the Closing Date in connection with the operation, maintenance and run-off of the Buyer and its business, including, without limitation, all legal fees, accounting fees, audit fees, SEC reporting costs, Nasdaq listing fees, transfer agent fees, directors’ and officers’ liability insurance premiums, and all other public-company costs and expenses attributable to periods ending on or prior to the Closing Date (collectively, “DAIC Run-Off Expenses”). No DAIC Run-Off Expenses shall be borne by BladeRanger or the Company or reduce or offset the consideration payable to BladeRanger or any other Securities Recipient pursuant to this Agreement or any Transaction Document. The Buyer shall deliver to BladeRanger, on or prior to the Closing Date, a schedule setting forth in reasonable detail all DAIC Run-Off Expenses that remain unpaid as of the Closing Date, together with the Buyer’s good faith estimate of any DAIC Run-Off Expenses that are accrued but not yet invoiced.

4.16 Integration

Neither the Buyer nor any of its Affiliates, nor any Person acting on its or their behalf, shall, directly or indirectly, sell, offer for sale, solicit offers to buy or otherwise negotiate in respect of any “security” (as defined in the Securities Act) that would be integrated with the sale of the Securities in a manner that would require the registration of the Securities under the Securities Act or under the securities laws of any state or other applicable jurisdiction. The Buyer shall take all actions reasonably necessary to ensure that the offer and sale of the Securities are not integrated with any other offering of securities by the Buyer for purposes of any applicable exemption from registration under the Securities Act.

4.17 Exclusivity

From the date of the Term Sheet through the earlier of (i) the Closing and (ii) the valid termination of this Agreement in accordance with its terms, neither BladeRanger nor the Company, nor any of their respective Affiliates, officers, directors, employees, agents, advisors or other representatives, shall, directly or indirectly: (A) solicit, initiate, facilitate, knowingly encourage or knowingly induce any inquiry, proposal or offer relating to a merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution, sale of all or a material portion of the assets of the Company or a sale or issuance of equity securities of the Company (other than the transactions contemplated hereby) (an “Acquisition Proposal”); (B) enter into, continue or participate in any discussions or negotiations regarding, or furnish any non-public information to any Person in connection with, any Acquisition Proposal; or (C) enter into any agreement, arrangement or understanding (whether or not binding) with respect to any Acquisition Proposal. BladeRanger and the Company shall promptly (and in any event within two (2) Business Days) notify the Buyer in writing of the receipt of any Acquisition Proposal or any inquiry, indication of interest or request for information that could reasonably be expected to lead to an Acquisition Proposal.

4.18 Indemnification

(a) BladeRanger Indemnification. BladeRanger shall indemnify, defend and hold harmless the Buyer and its Affiliates, and each of their respective officers, directors, employees, agents and representatives (collectively, the “Buyer Indemnified Parties”), from and against any and all losses, damages, liabilities, claims, actions, suits, proceedings, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising out of, resulting from, or relating to:

(i) any inaccuracy in or breach of any representation or warranty made by the Sellers or the Company, to the extent applicable to such Seller, contained in this Agreement or any Transaction Document;

(ii) any breach of or failure to perform any covenant, agreement or obligation of the Sellers or the Company, to the extent applicable to such Seller, contained in this Agreement or any Transaction Document, or

(iii) any Pre-Closing Liabilities for breaches of the Term Sheet or otherwise in connection with the Contemplated Transactions;

in each case, subject to the limitations set forth in Section 4.18(c) below.

(b) Buyer Indemnification. The Buyer shall indemnify, defend and hold harmless BladeRanger and its Affiliates, and each of their respective officers, directors, employees, agents and representatives (collectively, the “Seller Indemnified Parties”), from and against any and all Losses arising out of, resulting from, or relating to:

(i) any inaccuracy in or breach of any representation or warranty made by the Buyer in this Agreement or any Transaction Document; or

(ii) any breach of or failure to perform any covenant, agreement or obligation of the Buyer contained in this Agreement or any Transaction Document.

(c) Limitations. The indemnification obligations of the parties under this Section 4.18 shall be subject to the following limitations:

(i) Deductible. No Buyer Indemnified Party or Seller Indemnified Party (each, an “Indemnified Party”) shall be entitled to indemnification under Section 4.18(a)(i) or Section 4.18(b)(i) unless and until the aggregate amount of all Losses incurred by all Indemnified Parties of the applicable Indemnifying Party exceeds One Hundred Thousand Dollars ($100,000) (the “Deductible”), and then only for the amount of such Losses in excess of the Deductible.

(ii) General Cap. The aggregate liability of either party for indemnification under this Section 4.18 (other than with respect to Fundamental Representations and Pre-Closing Liabilities) shall not exceed twenty-five percent (25%) of the total number of Envoy-Side Shares multiplied by the Reference Price of $6.00 per share (i.e., Sixteen Million Two Hundred Fifty Thousand Dollars ($16,250,000)) (the “General Cap”).

(iii) Pre-Closing Cap. The aggregate liability of the Sellers for indemnification under Section 4.18(a)(iii) (Pre-Closing Liabilities) shall not exceed Two Hundred Fifty Thousand Dollars ($250,000).

(iv) Fundamental Representations Cap. Notwithstanding the General Cap, the aggregate liability of either party for Losses arising from the breach of any Fundamental Representation (being representations and warranties relating to organization, authorization, title, capitalization and taxes) shall not be subject to the General Cap, but shall be subject to an overall cap equal to the total value of the Envoy-Side Shares at the Reference Price of $6.00 per share (the “Overall Cap”).

(d) Satisfaction of Indemnification Obligations. Notwithstanding anything to the contrary in this Agreement, any indemnification obligations of BladeRanger arising under this Section 4.18 following the Closing shall be satisfied solely by the cancellation and return to the Buyer of shares of Series C Preferred Stock or Common Stock (as applicable) then held by BladeRanger, valued at $6.00 per share for purposes of determining the number of shares to be returned. For the avoidance of doubt, BladeRanger shall have no cash liability for any indemnification obligations arising under this Section 4.18, and the sole recourse of any Buyer Indemnified Party against BladeRanger for Losses under this Section 4.18 shall be against the shares of Series C Preferred Stock or Common Stock held by BladeRanger; provided, however, that the foregoing limitations shall not apply in the case of Fraud committed by BladeRanger or in respect of the period prior to Closing, the Company. For purposes of this Section 4.18, but without limiting BladeRanger’s indemnification obligations in respect of the Company, no Fraud or other conduct of the Company or any of its officers, directors, employees, agents or other representatives shall be imputed to BladeRanger.

(e) Survival. The representations and warranties of the parties contained in this Agreement shall survive the Closing for a period of eighteen (18) months following the Closing Date, except that the Fundamental Representations shall survive the Closing for a period of six (6) years following the Closing Date. The covenants and agreements of the parties contained in this Agreement shall survive the Closing in accordance with their respective terms, and if no term is specified, in perpetuity (subject to applicable statutes of limitations). No claim for indemnification under this Section 4.18 may be asserted after the expiration of the applicable survival period; provided, that any claim for indemnification that has been asserted in writing in reasonable detail prior to the expiration of the applicable survival period shall survive until the final resolution thereof.

(f) Exclusive Remedy. Except in the case of Fraud by the applicable indemnifying Party, the indemnification provisions set forth in this Section 4.18 shall constitute the sole and exclusive remedy of the Parties hereto and their respective Affiliates, officers, directors, employees, agents and representatives for any Losses arising out of or relating to this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, and each Party hereby waives, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contribution, rights of recovery under any Law and claims for rescission) that may be based upon, arise out of or relate to this Agreement, the Transaction Documents or the transactions contemplated hereby and thereby.

4.19 Reservation of Shares; Listing

The Buyer shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock a sufficient number of shares of Common Stock to effect the conversion of all outstanding shares of Series C Preferred Stock in accordance with the terms of the Certificate of Designation, and shall take all corporate action necessary to increase the authorized number of shares of Common Stock if at any time the number of authorized but unissued shares of Common Stock remaining available for issuance shall be insufficient to permit conversion in full of all outstanding shares of Series C Preferred Stock.

The Buyer shall use its reasonable best efforts to maintain the listing of the Common Stock on Nasdaq (or such other national securities exchange on which the Common Stock is then listed) and to comply with all applicable listing standards and requirements. The Buyer shall promptly apply to list on Nasdaq (or such other exchange) all shares of Common Stock issuable upon conversion of the Series C Preferred Stock and all other shares of Common Stock issuable to the Sellers pursuant to this Agreement and the Transaction Documents. The Buyer shall not take any action that would reasonably be expected to result in the delisting of the Common Stock from Nasdaq.

ARTICLE 5.

TERMINATION

5.1 Termination

This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Buyer and the Sellers;

(b) by either the Buyer or BladeRanger if the Closing shall not have occurred on or before the Outside Date; provided that the right to terminate this Agreement pursuant to this Section 5.1(b) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the principal cause of, or resulted in, the failure of the Closing to occur on or before such date;

(c) by the Buyer, in the exercise of the Buyer’s fiduciary duties as determined in good faith by a majority of the Board of Directors of the Buyer, subject to payment of expense reimbursement to BladeRanger in an amount not to exceed One Hundred Fifty Thousand Dollars ($150,000);

(d) by either the Buyer or BladeRanger if the other Party shall have breached in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement and such breach shall not have been cured within 15 Business Days after written notice thereof to the breaching Party;

(e) by either the Buyer or BladeRanger if the Nasdaq listing closing condition set forth in Section 2.5(b)(vii) has become incapable of being satisfied on or prior to the Outside Date.

5.2 Effect of Termination

In the event of the termination of this Agreement pursuant to Section 5.1, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto or their respective officers, directors, stockholders or Affiliates, except that (i) this Section 5.2, (ii) Section 6.1 (Fees and Expenses), (iii) Section 6.8 (Governing Law) and (iv) any obligation arising from a willful and material breach of this Agreement or Fraud shall survive the termination of this Agreement. Nothing in this Section 5.2 shall relieve any Party from liability for any willful and material breach of this Agreement or Fraud. Any expense reimbursement payable by the Buyer pursuant to Section 5.1(c) shall be paid by wire transfer of immediately available funds within five (5) Business Days following the date of such termination.

For the avoidance of doubt, the failure of the Closing to occur as a result of [* * *] failure or refusal to execute the Joinder Agreement shall not constitute a breach of this Agreement by BladeRanger or the Company and shall not give rise to any liability of BladeRanger or the Company to the Buyer; provided, that BladeRanger and Envoy shall have exercised the drag-along and other rights and remedies of BladeRanger or the Company, respectively under the Envoy Stockholders Agreement or the Envoy Convertible Note.

Certain information indicated by [***] has been excluded from this Exhibit 10.1 because it is not material.

ARTICLE 6.

MISCELLANEOUS

6.1 Fees and Expenses

Each Party shall bear its own costs and expenses (including the fees and disbursements of legal counsel, accountants, investment bankers, brokers and other representatives and consultants) incurred in connection with this Agreement and the transactions contemplated hereby.

6.2 Entire Agreement

This Agreement and the other Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof, including the Term Sheet to the extent inconsistent herewith.

6.3 Notices

All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses or, in the case of [* * *], as shall be specified in a Joinder Agreement hereto, (or at such other address for a party in a notice given in accordance with this Section 6.3):

If to the Buyer:

CID HoldCo, Inc.

5661 S Cameron St, Suite 100

Las Vegas, Nevada 89118

Attention: Edmund Nabrotzky

Email: [* * *]

With a copy to (which shall not constitute notice):

DLA Piper LLP (US)

One Atlantic Center

1201 West Peachtree Street, Suite 2900

Atlanta, GA 30309-3450

Attention: Gerry Williams and Penny Minna

Email: [* * *]; [* * *]

Certain information indicated by [***] has been excluded from this Exhibit 10.1 because it is not material.

If to BladeRanger:

BladeRanger Ltd.

Yad Tavenkin

Ramat Efal, Israel

Attention: Shmuel Yanay, Chief Executive Officer

Email: [* * *]

With a copy to (which shall not constitute notice):

Sullivan & Worcester LLP

1251 Avenue of the Americas, 19th Floor

New York, NY 10019

Attention: Oded Har-Even

Email: [* * *]

If to the Company:

Envoy Technologies, Inc.

8575 Washington Blvd., Culver City, California 90232

Attention: Shmuel Yanay

Email: [* * *]

6.4 Amendments; Waivers

No provision of this Agreement may be amended, supplemented or modified except by a written instrument signed by the Buyer, on the one hand, and BladeRanger or [* * *], on the other hand (provided that, if BladeRanger or [* * *] is not bound or otherwise the subject of the provision thereof, then such Party shall not be required to sign such written instrument). No provision of this Agreement may be waived except by a written instrument signed by the Party against whom enforcement of such waiver is sought. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

6.5 Headings

The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Certain information indicated by [***] has been excluded from this Exhibit 10.1 because it is not material.

6.6 Successors and Assigns

This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of each of the other Parties; provided, however, that the Buyer may assign its rights and obligations hereunder, in whole or in part, to any wholly owned subsidiary of the Buyer without such consent; provided, further, that no such assignment shall relieve the Buyer of any of its obligations hereunder.

6.7 No Third-Party Beneficiaries

Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto and their respective permitted successors and assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.8 Governing Law

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

6.9 Submission to Jurisdiction

Each of the Parties hereto irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby shall be brought exclusively in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, the Superior Court of the State of Delaware, or, if subject matter jurisdiction over the matter is vested exclusively in the federal courts, the United States District Court for the District of Delaware) (collectively, the “Delaware Courts”). Each of the Parties hereto hereby irrevocably submits to the exclusive jurisdiction of the Delaware Courts for the purpose of any such action, suit or proceeding. Each of the Parties hereto irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such action, suit or proceeding (a) any claim that it is not personally subject to the jurisdiction of the Delaware Courts, (b) that such action, suit or proceeding is brought in an inconvenient forum, or (c) that the venue of such action, suit or proceeding is improper.

6.10 Survival

The survival of the representations, warranties, covenants and agreements contained herein shall be as set forth in Section 4.18(e).

6.11 Execution

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Counterparts may be delivered via email, facsimile or other electronic transmission (including any electronic signature complying with the U.S. federal ESIGN Act of 2000), and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.12 Severability

If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

6.13 Remedies

In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each Party shall be entitled to specific performance of the obligations of the other Parties hereunder, including injunctive relief, without the necessity of proving actual damages or posting a bond or other security. The Parties hereto agree that the remedies at law for any breach or threatened breach of any of the provisions of this Agreement would be inadequate and, in recognition of that fact, any Party hereto shall be entitled to equitable relief, including specific performance and injunctive relief, in the event of any breach or threatened breach of any provision of this Agreement.

6.14 Waiver of Jury Trial

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

6.15 Construction

The term “including” shall mean “including without limitation.” All references to sections or articles herein shall be deemed to include all subsections and subparts thereof. References to “$” shall mean United States dollars. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all Parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

6.16 Further Assurances

Each of the Parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and to give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed as of the date first written above.

CID HOLDCO, INC.

By:	/s/ Edmund Nabrotzky
Name:	Edmund Nabrotzky
Title:	Chief Executive Officer

BLADERANGER LTD.

By:	/s/ Shmuel Yanay
Name:	Shmuel Yanay
Title:	Chief Executive Officer

ENVOY TECHNOLOGIES, INC.

By:	/s/ Drew Hopkins
Name:	Drew Hopkins
Title:	Chief Operating Officer

ANNEX A

POST-CLOSING CAPITALIZATION TABLE

See attached.

[* * *]

Certain information indicated by [***] has been excluded from this Exhibit 10.1 because it is not material.

.